INTRODUCTION

This guide provides a summary of Corinthian Colleges, Inc.’s (the company) Campus Support Bonus Plan (the plan), for July 1st, 2008 – June 30th, 2009 (plan term).

The plan provides a lump-sum cash payment following the completion the fiscal year for achievement of annual budgeted operating profit and other goals based on predetermined performance and award schedules.

ELIGIBILITY

Current Employees
For a current employee in a position to be eligible, the employee must be employed in a bonus-eligible position on the first day of the plan term and remain employed by the company on the payment date.

New Hires, Promotions and Transfers
If an employee starts in a bonus eligible position after the start of the fiscal year (new hire or employee moving from no bonus plan to this bonus plan), the employee is eligible for a bonus on the first day of the next month following their start date, promotion date or transfer date. Annual overachievement bonus will be based on the company’s performance over the full fiscal year but the employee’s bonus will be prorated based on the number of full months the employee was in the position.

Example: If an employee is hired on February 3rd, 2009, his or her proration would be for 4 full months of service (March, April, May and June).

Any time an employee moves from an annual plan to a quarterly plan (or a quarterly plan with an annual overachievement), the employee begins eligibility in the new plan on the first day of the next fiscal quarter, and remains eligible under the old plan up until that date.

Any time an employee moves from a quarterly plan (or a quarterly plan with an annual overachievement) to an annual plan, the employee begins eligibility in the new plan on the first day of the next fiscal quarter, and remains eligible in the old plan up until that date.

Circumstances not fitting into the above criteria will be determined on a case by case basis by the Chief Executive Officer and Human Resources.

Terminations or Resignations
Any employee who leaves the company for any reason before the payment date will not be eligible to receive a bonus.

PLAN COMPONENTS, MEASURES AND MECHANICS

Please see the accompanying document(s) for details pertaining to the components, measures and specific mechanics for your plan.

If applicable in your Bonus Plan Schedule, during the first quarter of the plan term, you will work with your supervisor to develop your Management Bonus Objectives (MBOs) for this bonus plan.

GATES

All gates for the annual payouts must be achieved to qualify for any payout whatsoever.

AWARD DETERMINATION AND SIZE OF AWARD

The plan operates under a “target award” framework, where participants have a bonus target as a percentage of base pay, and earn awards based on the degree to which performance goals are achieved.

The award calculation is based on a percentage of a participant’s annual base salary in effect at the end of the plan term.

PAYMENT DATE

Payouts earned will be paid up to 90 days following the end of the plan term.

OTHER INFORMATION

The company reserves the right to suspend, modify or terminate this plan at any time in the sole discretion of management. For example, the company may reduce, suspend, modify or eliminate the payment of any quarterly bonus earned if significant regulatory and/or business practices are found to be out of compliance by the company’s executive management team.

The company also reserves the right to adjust bonus plan performance targets upon the occurrence of unusual or extraordinary events in the sole discretion of management. Nothing in this document is to be construed to guarantee its continuation in this or any future year or guarantee any employee’s participation in the plan.

The Chief Executive Officer will make the final decision regarding any disputed bonus computation or award.

PLAN APPROVAL
Corporate Human Resources	Date